News Release

Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

HOPE BANCORP REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Results Reflect One Month of Stand-Alone BBCN and Two Months of Combined Operations --

Q3 2016 Summary:

▪	Completes merger of equals creating the only super regional Korean-American bank in the United States

▪	Loans receivable increase 60% quarter-over-quarter to $10.56 billion

▪	Total deposits increase 61% quarter-over-quarter to $10.70 billion

▪	Total assets increase 62% quarter-over-quarter to $13.51 billion

▪	Net income totals $26.1 million, or $0.22 per diluted common share, including merger-related expenses of $11.2 million

▪	New loan originations amount to $559 million

LOS ANGELES - October 18, 2016 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported financial results for its three and nine-month periods ended September 30, 2016.

The mergers of Wilshire Bancorp, Inc. (“Wilshire”) with and into BBCN Bancorp, Inc. (“BBCN”) and Wilshire Bank with and into BBCN Bank were completed on July 29, 2016, and the combined company began operations under the new banners of Hope Bancorp, Inc. and Bank of Hope effective July 30, 2016. The 2016 third quarter financial results reflect approximately one month of stand-alone operations of the former BBCN and two months of combined operations following the completion of the merger. As a result, the Company’s 2016 third quarter financial results may not be comparable to financial results in prior periods.

For the three months ended September 30, 2016, net income totaled $26.1 million, or $0.22 per diluted common share based on 116,653,168 weighted average diluted shares outstanding, and included merger-related expenses of $11.2 million before tax. This compares with net income of $23.4 million, or $0.29 per diluted common share based on 79,634,762 weighted average diluted shares outstanding, for the three months ended June 30, 2016 and $25.1 million, or $0.32 per diluted common share based on 79,584,536 weight average diluted shares outstanding, for the three months ended September 30, 2015. Merger-related expenses for the 2016 second quarter and 2015 third quarter amounted to $1.5 million and $24,000, respectively.

“It has certainly been an exciting and busy quarter for our new company as we merged the former BBCN and Wilshire to form the only Korean-American super regional bank in the United States,” said Kevin S. Kim, President and Chief Executive Officer of Hope Bancorp, Inc. “We are very pleased with the progress made to date, and believe our past experience with mergers and acquisitions has been invaluable in helping us anticipate potential issues and effectively plan and execute the integration. I believe we are off to a very good start in leveraging the strengths of our organization, and clearly anticipate our financial performance will improve as merger-related costs dissipate and we begin to realize the cost savings and other synergies that we expect from the merger. Despite the significant time and resources dedicated to completing the merger and integrating the two banks, new loan volumes were solid. We are particularly pleased with the improved mix of loan originations with commercial and industrial loans accounting for 31% of total loan originations for the quarter and commercial real estate 52%.

“With the strong momentum we have built from the merger, we are very optimistic about the future of our organization and the value proposition that we provide to our customers, employees and shareholders. Given the significantly enhanced scale, convenience and brand recognition that we have as the definitive leader in our community, we believe we are well positioned to capture additional market share in both well established and newly developing markets. We look forward to keeping everyone apprised of our ongoing achievements,” said Kim.

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Financial Highlights

(dollars in thousands, except per share data)	At or for the Three Months Ended
	9/30/2016	6/30/2016	9/30/2015
Net income	$26,105	$23,390	$25,092
Diluted earnings per share	$0.22	$0.29	$0.32
Net interest income before provision for loan losses	$103,474	$71,064	$68,761
Net interest margin	3.77%	3.67%	3.87%
Noninterest income	$14,146	$10,707	$11,183
Noninterest expense	$67,846	$40,348	$36,755
Net loans receivable	$10,481,221	$6,507,812	$6,171,933
Deposits	$10,702,505	$6,637,522	$6,340,976
Nonaccrual loans (1)	$40,602	$42,398	$32,446
ALLL to loans receivable	0.76%	1.16%	1.19%
ALLL to nonaccrual loans (1)	196.98%	180.26%	219.16%
ALLL to nonperforming assets (1) (2)	68.38%	69.62%	65.80%
Provision for loan losses	$6,500	$1,200	$600
Net charge offs (recoveries)	$2,574	$1,631	$(392)
ROA	0.89%	1.15%	1.35%
ROE	6.60%	9.67%	10.96%
Efficiency ratio	57.68%	49.34%	45.98%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $14.1 million, $15.5 million and $19.9 million at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.
(2) Nonperforming assets exclude purchased credit-impaired loans totaling $16.4 million, $13.8 million and $18.5 million at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

Operating Results for the 2016 Third Quarter

The comparability of Hope Bancorp’s operating results with past performance is impacted by acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions. The Company provides the following supplemental information to facilitate a better understanding of financial performance. Net interest income and operating income for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 include the following pre-tax acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions:

(dollars in thousands)	Three Months Ended
	9/30/2016	6/30/2016	9/30/2015
Accretion on purchased non-impaired loans	$3,111	$898	$2,496
Accretion on purchased credit-impaired loans	1,673	1,436	1,723
Amortization of premium on low income housing tax credits	(54)	—	—
Amortization of premium on acquired FHLB borrowings	330	97	97
Accretion of discount on acquired subordinated debt	(190)	(44)	(43)
Amortization of premium on acquired time deposits and savings	2,336	19	24
Total acquisition accounting adjustments	$7,206	$2,406	$4,008
Merger-related expenses	(11,222)	(1,533)	(24)
Total	$(4,016)	$873	$3,984

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Net Interest Income and Net Interest Margin. Net interest income before provision for loan losses for the 2016 third quarter totaled $103.5 million, an increase of 46% over $71.1 million in the preceding 2016 second quarter and an increase of 50% over $68.8 million in the prior-year third quarter. The increase in net interest income is primarily attributable to the significantly higher level of interest earning assets following the merger.

The net interest margin (net interest income divided by average interest earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2016	6/30/2016	change	9/30/2015	change
Net interest margin, excluding the effect of acquisition accounting adjustments	3.48%	3.53%	(0.05)	3.60%	(0.12)
Acquisition accounting adjustments	0.29%	0.14%	0.15	0.27%	0.02
Net interest margin	3.77%	3.67%	0.10	3.87%	(0.10)

The net interest margin for the 2016 third quarter was 3.77%, up 10 basis points from the preceding second quarter, but down 10 basis points when compared with the year-ago third quarter. On a core basis, excluding the effect of acquisition accounting adjustments, the net interest margin for the 2016 third quarter declined by 5 basis points from the preceding second quarter and 12 basis points from the third quarter a year ago.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2016	6/30/2016	change	9/30/2015	change
Weighted average yield on loans, excluding the effect of acquisition accounting adjustments	4.55%	4.63%	(0.08)	4.62%	(0.07)
Acquisition accounting adjustments	0.25%	0.17%	0.08	0.32%	(0.07)
Weighted average yield on loans	4.80%	4.80%	—	4.94%	(0.14)

The weighted average yield on loans for the 2016 third quarter was steady when compared with the preceding 2016 second quarter, but declined 14 basis points from the year-ago third quarter. On a core basis, excluding the effect of acquisition accounting adjustments, the weighted average yield on loans declined by 8 basis points from the preceding second quarter and 7 basis points from the 2015 third quarter.

The weighted average yield on new loans originated during the 2016 third quarter was 4.03%, compared with 4.28% in the preceding 2016 second quarter and 4.23% in the year-ago third quarter.

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2016	6/30/2016	change	9/30/2015	change
Weighted average cost of deposits, excluding the effect of acquisition accounting adjustments	0.64%	0.64%	—	0.57%	0.07
Acquisition accounting adjustments	(0.08)%	—%	(0.08)	—%	(0.08)
Weighted average cost of deposits	0.56%	0.64%	(0.08)	0.57%	(0.01)

The weighted average cost of deposits for the 2016 third quarter decreased 8 basis points from the preceding second quarter and 1 basis point from the year-ago third quarter. On a core basis, excluding the effect of premium amortization on time deposits assumed in acquisitions, the weighted average cost of deposits was stable compared with the preceding second quarter and increased 7 basis points when compared with the 2015 third quarter.

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Noninterest Income. Noninterest income for the 2016 third quarter totaled $14.1 million, compared with $10.7 million in the preceding 2016 second quarter and $11.2 million in the year-ago third quarter. The Company noted that the increase is largely attributed to the completion of the merger during the quarter, which positively impacted service fees on deposit accounts and other income and fees. In addition, the Company posted a $948,000 net gain on the sale of securities available-for-sale after restructuring its investment portfolio post-merger, and recorded a $1.5 million gain on sale of other loans from its combined mortgage operations. Offsetting these increases was a gain on sales of Small Business Administration (“SBA”) loans of just $230,000 in the 2016 third quarter.

In comparison, gains on sales of SBA loans amounted to $3.0 million in the 2016 second quarter and $3.4 million in the 2015 third quarter. The Company did not recognize any gain on sales of securities available-for-sale in the 2016 second quarter and 2015 third quarter, but recorded $43,000 and $26,000 in gains on sales of other loans in the comparable quarters, respectively.

Noninterest Expense. Total noninterest expense for the 2016 third quarter, 2016 second quarter and 2015 third quarter amounted to $67.8 million, $40.3 million and $36.8 million, respectively. The Company noted that the increase in the current quarter is largely attributed to the combination of the two predecessor companies during the quarter and merger-related expenses. Excluding merger-related expenses of $11.2 million, $1.5 million and $24,000 for the 2016 third quarter, 2016 second quarter and 2015 third quarter, respectively, total noninterest expense would have been $56.6 million, $38.8 million and $36.7 million. Noninterest expense excluding merger-related expenses is a non-GAAP financial measure. Management believes total noninterest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance. A reconciliation of the noninterest expense excluding merger-related expenses is included in the accompanying financial tables.

Salaries and employee benefits expense totaled $30.5 million for the 2016 third quarter, $21.8 million for the 2016 second quarter and $21.5 million for the year-ago third quarter. The total number of FTEs for the combined company as of September 30, 2016 was 1,400. At June 30, 2016, the total number of FTEs was 918 for former BBCN and 549 for former Wilshire, aggregating to 1,467. The total number of FTEs a year earlier at September 30, 2015 was 941 for former BBCN.

As previously reported, the Company announced its branch optimization plan that includes a first phase of branch consolidations to be completed by year-end 2016. These branch consolidations are expected to result in costs savings of approximately $11 million pre-tax on an annual basis beginning in 2017. During the 2016 third quarter, the Company recorded $1.9 million in one-time charges pre-tax related to the branch consolidations.

Income Tax Provision. The effective tax rate for the 2016 third quarter was 39.7%, compared with 41.8% for the preceding 2016 second quarter and 41.1% for the 2015 third quarter.
Balance Sheet Summary

Loans receivable totaled $10.56 billion at September 30, 2016, reflecting a 60% increase over $6.58 billion at June 30, 2016, and a 77% increase over $5.97 billion at September 30, 2015.

Total new loan originations during the 2016 third quarter amounted to $559.5 million, including warehouse lines of credit of $99.9 million and SBA loan originations of $80.7 million. On a pro forma basis including the former Wilshire’s loan production of $57.9 million during July 2016 that is not included in the combined company’s originations, aggregate new loan originations would have amounted to $617.4 million, including SBA loan originations of $89.9 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans totaled $50.2 million for the third quarter of 2016, compared with $56.7 million for the preceding 2016 second quarter and $46.1 million for the 2015 third quarter. During the 2016 third quarter, the Company sold just $2.4 million of its SBA loans held for sale, compared with $39.6 million in the preceding second quarter and $42.4 million in the year-ago third quarter. The decision to retain or sell SBA loans is made on a quarter-to-quarter basis, depending on prevailing pricing in the secondary market and the Company’s liquidity needs.

Aggregate pay offs and pay downs for the combined company in the 2016 third quarter amounted to $357.0 million, compared with $235.6 million for the preceding 2016 second quarter and $267.1 million for the year-ago third quarter.

Total deposits increased to $10.7 billion at September 30, 2016, up 61% over $6.64 billion at June 30, 2016 and up 78% over $6.03 billion at September 30, 2015.

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Credit Quality

The provision for loan losses for the 2016 third quarter was $6.5 million, compared with $1.2 million for the preceding 2016 second quarter and $600,000 for the prior-year third quarter.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “legacy loans”) and loans acquired through the Wilshire Bancorp, Center Financial, Pacific International and Foster Bankshares transactions (referred to as “purchased loans”). The purchased loans are further segregated between non-impaired and credit-impaired loans.

The composition of the ALLL as of September 30, 2016, June 30, 2016 and September 30, 2015 is as follows:

(dollars in thousands)	9/30/2016	6/30/2016	9/30/2015
Legacy loans (1)	$66,986	$63,616	$57,200
Purchased non-impaired loans (2)	938	860	1,418
Purchased credit-impaired loans (2)	12,052	11,949	12,492
Total ALLL	$79,976	$76,425	$71,110

Loans receivable	$10,561,197	$6,584,237	$5,972,724
ALLL coverage ratio	0.76%	1.16%	1.19%

(1)	Legacy loans include loans originated by the Bank’s predecessor bank, loans originated by Bank of Hope and loans that were acquired and that have been refinanced as new loans.

(2)	Purchased loans were marked to fair value at acquisition date, and the allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

Following are the components of criticized loan balances as of September 30, 2016, June 30, 2016 and September 30, 2015:

(dollars in thousands)	9/30/2016	6/30/2016	9/30/2015
Special Mention (1)	$308,893	$100,370	$141,655
Classified (1)	259,268	198,857	178,720
Criticized	$568,161	$299,227	$320,375

(1)	Balances include purchased loans which were marked to fair value on the date of acquisition.

The Company defines nonperforming loans to include delinquent loans past due 90 days or more on nonaccrual status, delinquent loans past due 90 days or more on accrual status (excluding purchased credit-impaired loans) and accruing restructured loans. Nonaccrual loans at September 30, 2016 totaled $40.6 million, or 0.38% of loans receivable. This compares with nonaccrual loans of $42.4 million, or 0.64% of loans receivable, at June 30, 2016 and $32.4 million, or 0.54% of loans receivable, at September 30, 2015. Accruing restructured loans declined to $48.7 million at September 30, 2016, from $50.8 million at June 30, 2016 and $54.3 million at September 30, 2015. Total nonperforming loans at September 30, 2016 amounted to $89.5 million, or 0.85% of loans receivable. This compares with total nonperforming loans of $93.4 million, or 1.42% of loans receivable, at June 30, 2016 and $86.7 million, or 1.45% of loans receivable, at September 30, 2015.

Nonperforming assets, including nonperforming loans and other real estate owned, increased to $117.0 million at September 30, 2016 from $109.8 million at June 30, 2016 and $108.1 million at September 30, 2015. As a percentage of total assets, nonperforming assets declined to 0.87% at September 30, 2016 from 1.32% at June 30, 2016 and 1.43% at September 30, 2015, reflecting the merger completion.

For the 2016 third quarter, the Company recorded net charge offs of $2.9 million, or 0.13% of average loans receivable on an annualized basis. This compares with net charge offs of $1.6 million, or 0.10% of average loans receivable on an annualized basis for the 2016 second quarter and net recoveries of $392,000, or 0.03% of average loans receivable on an annualized basis, for the 2015 third quarter.

The allowance for loan losses at September 30, 2016 was $80.0 million, or 0.76% of loans receivable (excluding loans held for

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sale), compared with $76.4 million, or 1.16%, at June 30, 2016 and $71.1 million, or 1.19%, at September 30, 2015. The coverage ratio of the allowance for loan losses to nonperforming loans (excluding purchased credit-impaired loans) was 89.36% at September 30, 2016, versus 81.84% at June 30, 2016 and 82.00% at September 30, 2015.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $128.1 million at September 30, 2016, compared with $136.6 million at June 30, 2016 and $119.5 million at September 30, 2015.

Capital

At September 30, 2016, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table:

	9/30/2016	6/30/2016	9/30/2015	Minimum Guideline for “Well-Capitalized” Institution
Common Equity Tier 1 Capital	11.92%	11.66%	12.34%	6.50%
Leverage Ratio	12.97%	11.14%	11.76%	5.00%
Tier 1 Risk-based Ratio	12.75%	12.22%	12.95%	8.00%
Total Risk-based Ratio	13.47%	13.28%	14.05%	10.00%

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Tangible common equity per share and as a percentage of tangible assets are summarized in the following table:

	9/30/2016	6/30/2016	9/30/2015
Tangible common equity per share (1)	$10.12	$10.85	$10.32
Tangible common equity to tangible assets (1)	10.50%	10.50%	10.99%

(1)
Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. The accompanying financial information includes a reconciliation of the ratio of tangible common equity to tangible assets with stockholders’ equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Wednesday, October 19, 2016 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the 2016 third quarter. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through October 26, 2016, replay access code 10093351.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.5 billion in total assets as of September 30, 2016. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 85 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the combined company, as well as the businesses and markets in which the combined company operates and is expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess and are not guarantees of future performance and. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets	9/30/2016	6/30/2016	% change	12/31/2015	% change	9/30/2015	% change
Cash and due from banks	$443,903	$286,173	55%	$298,389	49%	$278,375	59%
Securities available for sale, at fair value	1,558,719	1,099,944	42%	1,010,556	54%	972,962	60%
Federal Home Loan Bank (“FHLB”), Federal Reserve Bank (“FRB”) stock and other investments	69,119	63,429	9%	66,859	3%	63,674	9%
Loans held for sale, at the lower of cost or fair value	58,186	14,323	306%	8,273	603%	25,103	132%
Loans receivable	10,561,197	6,584,237	60%	6,248,341	69%	5,972,724	77%
Allowance for loan losses	(79,976)	(76,425)	(5)%	(76,408)	(5)%	(71,110)	(12)%
Net loans receivable	10,481,221	6,507,812	61%	6,171,933	70%	5,901,614	78%
Accrued interest receivable	24,165	15,787	53%	15,195	59%	13,981	73%
Premises and equipment, net	53,966	37,663	43%	34,575	56%	34,798	55%
Bank owned life insurance	73,290	47,562	54%	47,018	56%	46,741	57%
Goodwill	463,964	105,401	340%	105,401	340%	105,401	340%
Servicing assets	26,529	12,193	118%	12,000	121%	11,505	131%
Other intangible assets, net	19,968	2,395	734%	2,820	608%	3,086	547%
Other assets	234,534	144,144	63%	139,629	68%	125,762	86%
Total assets	$13,507,564	$8,336,826	62%	$7,912,648	71%	$7,583,002	78%

Liabilities
Deposits	$10,702,505	$6,637,522	61%	$6,340,976	69%	$6,028,865	78%
Borrowings from FHLB	754,739	610,398	24%	530,591	42%	530,689	42%
Subordinated debentures	99,548	42,415	135%	42,327	135%	42,284	135%
Accrued interest payable	9,708	7,164	36%	6,007	62%	6,231	56%
Other liabilities	89,863	67,587	33%	54,652	64%	45,364	98%
Total liabilities	11,656,363	7,365,086	58%	6,974,553	67%	6,653,433	75%

Stockholders’ Equity
Common stock, $0.001 par value; authorized, 150,000,000 shares at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015; issued and outstanding, 135,109,641, 79,606,821, 79,566,356, and 79,553,460 shares at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015, respectively.	$853,018	$80	1,066,173%	$80	1,066,173%	$80	1,066,173%
Capital surplus	544,662	541,688	1%	541,596	1%	541,349	1%
Retained earnings	445,104	418,998	6%	398,251	12%	384,133	16%
Accumulated other comprehensive income (loss), net	8,417	10,974	(23)%	(1,832)	559%	4,007	110%
Total stockholders’ equity	1,851,201	971,740	91%	938,095	97%	929,569	99%
Total liabilities and stockholders’ equity	$13,507,564	$8,336,826	62%	$7,912,648	71%	$7,583,002	78%

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	9/30/2016	6/30/2016	% change	9/30/2015	% change	9/30/2016	9/30/2015	% change
Interest income:
Interest and fees on loans	$112,132	$77,086	45%	$73,650	52%	$266,336	$214,537	24%
Interest on securities	6,645	5,729	16%	4,658	43%	18,051	13,067	38%
Interest on federal funds sold and other investments	775	719	8%	751	3%	2,160	3,084	(30)%
Total interest income	119,552	83,534	43%	79,059	51%	286,547	230,688	24%

Interest expense:
Interest on deposits	13,017	10,352	26%	8,390	55%	33,276	24,115	38%
Interest on other borrowings	3,061	2,118	45%	1,908	60%	7,125	5,298	34%
Total interest expense	16,078	12,470	29%	10,298	56%	40,401	29,413	37%

Net interest income before provision for loan losses	103,474	71,064	46%	68,761	50%	246,146	201,275	22%
Provision for loan losses	6,500	1,200	442%	600	983%	8,200	3,100	165%
Net interest income after provision for loan losses	96,974	69,864	39%	68,161	42%	237,946	198,175	20%

Noninterest income:
Service fees on deposit accounts	4,778	2,902	65%	3,170	51%	10,363	9,261	12%
Net gains on sales of SBA loans	230	3,035	(92)%	3,390	(93)%	5,090	9,553	(47)%
Net gains on sales of other loans	1,476	43	3,333%	26	5,577%	1,519	253	500%
Net gains on sales of securities available for sale	948	—	100%	—	100%	948	424	124%
Other income and fees	6,714	4,727	42%	4,597	46%	15,707	13,223	19%
Total noninterest income	14,146	10,707	32%	11,183	26%	33,627	32,714	3%

Noninterest expense:
Salaries and employee benefits	30,456	21,757	40%	21,457	42%	73,782	63,570	16%
Occupancy	6,889	4,920	40%	4,941	39%	16,626	14,443	15%
Furniture and equipment	3,297	2,337	41%	2,329	42%	7,921	6,915	15%
Advertising and marketing	2,306	1,402	64%	1,309	76%	4,845	4,184	16%
Data processing and communications	3,199	2,129	50%	2,192	46%	7,499	7,004	7%
Professional fees	1,898	1,273	49%	1,289	47%	4,255	3,966	7%
FDIC assessment	1,564	1,095	43%	1,027	52%	3,697	3,048	21%
Credit related expenses	810	911	(11)%	75	980%	2,142	1,600	34%
Other real estate owned (“OREO”) expense, net	(423)	133	(418)%	(721)	41%	1,138	1,677	(32)%
Merger-related expenses	11,222	1,533	632%	24	46,658%	13,962	102	13,588%
Other	6,628	2,858	132%	2,833	134%	12,377	7,937	56%
Total noninterest expense	67,846	40,348	68%	36,755	85%	148,244	114,446	30%
Income before income taxes	43,274	40,223	8%	42,589	2%	123,329	116,443	6%
Income tax provision	17,169	16,833	2%	17,497	(2)%	50,212	47,053	7%
Net income	$26,105	$23,390	12%	$25,092	4%	$73,117	$69,390	5%

Earnings Per Common Share:
Basic	$0.22	$0.29		$0.32		$0.80	$0.87
Diluted	$0.22	$0.29		$0.32		$0.80	$0.87

Average Shares Outstanding:
Basic	116,622,920	79,604,673		79,552,873		91,940,070	79,545,681
Diluted	116,653,166	79,634,762		79,584,536		91,970,163	79,606,224

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	For the Three Months Ended (Annualized)			For the Nine Months Ended (Annualized)
Profitability measures:	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
ROA	0.89%	1.15%	1.35%	1.05%	1.27%
ROE	6.60%	9.67%	10.96%	8.35%	10.23%
Return on average tangible equity [1]	8.61%	10.88%	12.44%	10.04%	11.63%
Net interest margin	3.77%	3.67%	3.87%	3.76%	3.88%
Efficiency ratio	57.68%	49.34%	45.98%	52.99%	48.91%

[1] Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	9/30/2016			6/30/2016			9/30/2015
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$9,292,814	$112,132	4.80%	$6,457,883	$77,086	4.80%	$5,918,005	$73,650	4.94%
Securities available for sale	1,406,919	6,645	1.89%	1,089,080	5,729	2.10%	877,054	4,658	2.12%
FRB and FHLB stock and other investments	237,981	775	1.30%	237,872	719	1.20%	265,044	751	1.11%
Total interest earning assets	$10,937,714	$119,552	4.35%	$7,784,835	$83,534	4.31%	$7,060,103	$79,059	4.44%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$2,924,340	$5,932	0.81%	$2,030,272	$4,147	0.82%	$1,695,709	$3,141	0.73%
Savings	268,424	311	0.46%	178,249	285	0.64%	196,090	419	0.85%
Time deposits:
$100,000 or more	2,687,108	4,913	0.73%	1,890,891	4,240	0.90%	1,677,861	3,450	0.82%
Other	913,292	1,861	0.81%	745,761	1,680	0.91%	677,338	1,380	0.81%
Total time deposits	3,600,400	6,774	0.75%	2,636,652	5,920	0.90%	2,355,199	4,830	0.81%
Total interest bearing deposits	6,793,164	13,017	0.76%	4,845,173	10,352	0.86%	4,246,998	8,390	0.78%
FHLB advances	698,081	2,161	1.23%	564,637	1,686	1.20%	532,926	1,514	1.13%
Other borrowings	78,828	900	4.47%	40,861	432	4.18%	40,716	394	3.79%
Total interest bearing liabilities	7,570,073	$16,078	0.84%	5,450,671	$12,470	0.92%	4,820,640	$10,298	0.85%
Noninterest bearing demand deposits	2,535,015			1,671,986			1,630,633
Total funding liabilities/cost of funds	$10,105,088		0.63%	$7,122,657		0.70%	$6,451,273		0.63%
Net interest income/net interest spread		$103,474	3.51%		$71,064	3.39%		$68,761	3.60%
Net interest margin			3.77%			3.67%			3.87%
Net interest margin, excluding effect of nonaccrual loan income (expense)			3.77%			3.67%			3.87%
Net interest margin, excluding effect of nonaccrual loan income (expense) and prepayment fee income			3.73%			3.64%			3.85%
Nonaccrual loan income reversed		$(147)			$(21)			$—
Prepayment fee income received		1,015			528			333
Net		$868			$507			$333

Cost of deposits:
Noninterest bearing demand deposits	$2,535,015	$—		$1,671,986	$—		$1,630,633	$—
Interest bearing deposits	6,793,164	13,017	0.76%	4,845,173	10,352	0.86%	4,246,998	8,390	0.78%
Total deposits	$9,328,179	$13,017	0.56%	$6,517,159	$10,352	0.64%	$5,877,631	$8,390	0.57%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Nine Months Ended			Nine Months Ended
	9/30/2016			9/30/2015
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$7,347,740	$266,336	4.84%	$5,760,376	$214,537	4.98%
Securities available for sale	1,171,816	18,051	2.05%	824,088	13,067	2.11%
FRB and FHLB stock and other investments	230,993	2,160	1.25%	343,686	3,084	1.18%
Total interest earning assets	$8,750,549	$286,547	5.44%	$6,928,150	$230,688	4.45%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$2,310,000	$14,083	0.81%	$1,643,539	$8,779	0.71%
Savings	211,255	962	0.61%	195,072	1,260	0.86%
Time deposits:
$100,000 or more	2,130,243	13,210	0.83%	1,713,631	10,340	0.81%
Other	786,625	5,021	0.85%	637,916	3,736	0.78%
Total time deposits	2,916,868	18,231	0.83%	2,351,547	14,076	0.80%
Total interest bearing deposits	5,438,123	33,276	0.82%	4,190,158	24,115	0.77%
FHLB advances	598,672	5,370	1.20%	498,795	4,138	1.11%
Other borrowings	53,593	1,755	4.30%	40,670	1,160	3.76%
Total interest bearing liabilities	6,090,388	$40,401	0.84%	4,729,623	$29,413	0.83%
Noninterest bearing demand deposits	1,947,673			1,599,554
Total funding liabilities/cost of funds	$8,038,061		0.63%	$6,329,177		0.62%
Net interest income/net interest spread		$246,146	4.59%		$201,275	3.62%
Net interest margin			3.76%			3.88%
Net interest margin, excluding effect of nonaccrual loan income (expense)			3.76%			3.88%
Net interest margin, excluding effect of nonaccrual loan income (expense) and prepayment fee income			3.73%			3.86%
Nonaccrual loan income reversed		$(290)			$(45)
Prepayment fee income received		2,174			1,300
Net		$1,884			$1,255

Cost of deposits:
Noninterest bearing demand deposits	$1,947,673	$—		$1,599,554	$—
Interest bearing deposits	5,438,123	33,276	0.82%	4,190,158	24,115	0.77%
Total deposits	$7,385,796	$33,276	0.60%	$5,789,712	$24,115	0.56%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended					Nine Months Ended
AVERAGE BALANCES:	9/30/2016	6/30/2016	% change	9/30/2015	% change	9/30/2016	9/30/2015	% change
Loans receivable, including loans held for sale	$9,292,814	$6,457,883	44%	$5,918,005	57%	$7,347,740	$5,760,376	28%
Investments	1,644,900	1,326,952	24%	1,142,098	44%	1,402,809	1,167,774	20%
Interest earning assets	10,937,714	7,784,835	41%	7,060,103	55%	8,750,549	6,928,150	26%
Total assets	11,775,431	8,157,358	44%	7,424,598	59%	9,278,722	7,284,661	27%

Interest bearing deposits	6,793,164	4,845,173	40%	4,246,998	60%	5,438,123	4,190,158	30%
Interest bearing liabilities	7,570,073	5,450,671	39%	4,820,640	57%	6,090,388	4,729,623	29%
Noninterest bearing demand deposits	2,535,015	1,671,986	52%	1,630,633	55%	1,947,673	1,599,554	22%
Stockholders’ equity	1,582,756	967,919	64%	915,702	73%	1,166,959	904,166	29%
Net interest earning assets	3,367,641	2,334,164	44%	2,239,463	50%	2,660,161	2,198,527	21%

LOAN PORTFOLIO COMPOSITION:	9/30/2016	6/30/2016	% change	12/31/2015	% change	9/30/2015	% change
Commercial loans	$2,015,870	$1,111,219	81%	$1,079,316	87%	$1,060,618	90%
Real estate loans	8,358,990	5,331,015	57%	5,069,482	65%	4,827,281	73%
Consumer and other loans	188,532	145,182	30%	102,573	84%	88,092	114%
Loans outstanding	10,563,392	6,587,416	60%	6,251,371	69%	5,975,991	77%
Unamortized deferred loan fees - net of costs	(2,195)	(3,179)	31%	(3,030)	28%	(3,267)	33%
Loans, net of deferred loan fees and costs	10,561,197	6,584,237	60%	6,248,341	69%	5,972,724	77%
Allowance for loan losses	(79,976)	(76,425)	(5)%	(76,408)	(5)%	(71,110)	(12)%
Loan receivable, net	$10,481,221	$6,507,812	61%	$6,171,933	70%	$5,901,614	78%

REAL ESTATE LOANS BY PROPERTY TYPE:	9/30/2016	6/30/2016	% change	12/31/2015	% change	9/30/2015	% change
Retail buildings	$2,136,128	$1,365,808	56%	$1,326,516	61%	$1,236,686	73%
Hotels/motels	1,599,985	1,155,928	38%	1,061,111	51%	1,031,931	55%
Gas stations/car washes	962,643	704,334	37%	667,496	44%	648,759	48%
Mixed-use facilities	546,177	400,559	36%	369,425	48%	349,097	56%
Warehouses	912,818	543,270	68%	529,255	72%	500,747	82%
Multifamily	426,257	260,708	63%	245,532	74%	222,047	92%
Other	1,774,982	900,408	97%	870,147	104%	838,014	112%
Total	$8,358,990	$5,331,015	57%	$5,069,482	65%	$4,827,281	73%

DEPOSIT COMPOSITION	9/30/2016	6/30/2016	% change	12/31/2015	% change	9/30/2015	% change
Noninterest bearing demand deposits	$2,903,658	$1,717,045	69%	$1,694,427	71%	$1,631,672	78%
Money market and other	3,318,728	2,176,978	52%	1,983,250	67%	1,783,760	86%
Saving deposits	304,719	173,549	76%	187,498	63%	193,895	57%
Time deposits of $100,000 or more	3,077,629	1,828,649	68%	1,772,984	74%	1,716,267	79%
Other time deposits	1,097,771	741,301	48%	702,817	56%	703,271	56%
Total deposit balances	$10,702,505	$6,637,522	61%	$6,340,976	69%	$6,028,865	78%

DEPOSIT COMPOSITION (%)	9/30/2016	6/30/2016		12/31/2015		9/30/2015
Noninterest bearing demand deposits	27.1%	25.9%		26.7%		27.1%
Money market and other	31.0%	32.8%		31.3%		29.6%
Saving deposits	2.8%	2.6%		3.0%		3.2%
Time deposits of $100,000 or more	28.8%	27.6%		28.0%		28.5%
Other time deposits	10.3%	11.1%		11.0%		11.6%
Total deposit balances	100.0%	100.0%		100.0%		100.0%

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

CAPITAL RATIOS:	9/30/2016	6/30/2016	12/31/2015	9/30/2015
Total stockholders’ equity	$1,851,201	$971,740	$938,095	$929,569
Common Equity Tier 1 ratio	11.92%	11.66%	12.08%	12.34%
Tier 1 risk-based capital ratio	12.75%	12.22%	12.67%	12.95%
Total risk-based capital ratio	13.47%	13.28%	13.80%	14.05%
Tier 1 leverage ratio	12.97%	11.14%	11.53%	11.76%
Total risk weighted assets	$11,473,003	$7,329,696	$6,905,154	$6,641,660
Book value per common share	$13.70	$12.21	$11.79	$11.68
Tangible common equity to tangible assets [2]	10.50%	10.50%	10.63%	10.99%
Tangible common equity per share [2]	$10.12	$10.85	$10.43	$10.32

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:
	Three Months Ended			Nine Months Ended
NONINTEREST EXPENSE BEFORE MERGER-RELATED COSTS	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
Total noninterest expense	$67,846	$40,348	$36,755	$148,244	$114,446
Less: merger-related costs	(11,222)	(1,533)	(24)	(13,962)	(102)
Total noninterest expense, excluding merger-related expense	$56,624	$38,815	$36,731	$134,282	$114,344

	9/30/2016	6/30/2016	12/31/2015	9/30/2015
Total stockholders’ equity	$1,851,201	$971,740	$938,095	$929,569
Less: Goodwill and core deposit intangible assets, net	(483,931)	(107,796)	(108,221)	(108,487)
Tangible common equity	$1,367,270	$863,944	$829,874	$821,082

Total assets	$13,507,564	$8,336,826	$7,912,648	$7,583,002
Less: Goodwill and core deposit intangible assets, net	(483,931)	(107,796)	(108,221)	(108,487)
Tangible assets	$13,023,633	$8,229,030	$7,804,427	$7,474,515

Common shares outstanding	135,109,641	79,606,821	79,566,356	79,553,460

Tangible common equity to tangible assets	10.50%	10.50%	10.63%	10.99%
Tangible common equity per share	$10.12	$10.85	$10.43	$10.32

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended					Nine Months Ended
ALLOWANCE FOR LOAN LOSSES:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	9/30/2016	9/30/2015
Balance at beginning of period	$76,425	$76,856	$76,408	$71,110	$70,118	$76,408	$67,758
Provision for loan losses	6,500	1,200	500	4,900	600	8,200	3,100
Recoveries	1,010	664	769	955	2,171	2,443	4,607
Charge offs	(3,959)	(2,295)	(821)	(557)	(1,779)	(7,075)	(4,355)
Balance at end of period	$79,976	$76,425	$76,856	$76,408	$71,110	$79,976	$71,110
Net annualized charge offs (recoveries) / average gross loans	0.13%	0.10%	—%	(0.03)%	(0.03)%	0.13%	(0.01)%

	Three Months Ended					Nine Months Ended
NET CHARGED OFF (RECOVERED) LOANS BY TYPE:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	9/30/2016	9/30/2015
Real estate loans	$(248)	$18	$(390)	$(254)	$(505)	$(620)	$(952)
Commercial loans	2,663	1,649	379	(127)	(25)	4,691	646
Consumer loans	159	(36)	63	(17)	138	186	54
Charge offs (recoveries) excluding Acquired Credit Impaired Loans	2,574	1,631	52	(398)	(392)	4,257	(252)
Charge offs on Acquired Credit Impaired Loans	375	—	—	—	—	—	—
Total net charge offs (recoveries)	$2,949	$1,631	$52	$(398)	$(392)	$4,257	$(252)

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Delinquent loans on nonaccrual status [3]	$40,602	$42,398	$43,548	$40,801	$32,446
Delinquent loans 90 days or more on accrual status [4]	192	147	45	375	—
Accruing restructured loans	48,701	50,837	52,760	47,984	54,274
Total nonperforming loans	89,495	93,382	96,353	89,160	86,720
Other real estate owned	27,457	16,392	19,794	21,035	21,350
Total nonperforming assets	$116,952	$109,774	$116,147	$110,195	$108,070
Nonperforming assets/total assets	0.87%	1.32%	1.44%	1.39%	1.43%
Nonperforming assets/loans receivable & OREO	1.10%	1.66%	1.82%	1.76%	1.80%
Nonperforming assets/total capital	6.32%	11.30%	12.07%	11.75%	11.63%
Nonperforming loans/loans receivable	0.85%	1.42%	1.51%	1.43%	1.45%
Nonaccrual loans/loans receivable	0.38%	0.64%	0.68%	0.65%	0.54%
Allowance for loan losses/loans receivable	0.76%	1.16%	1.21%	1.22%	1.19%
Allowance for loan losses/nonaccrual loans	196.98%	180.26%	176.49%	187.27%	219.16%
Allowance for loan losses/nonperforming loans	89.36%	81.84%	79.77%	85.70%	82.00%
Allowance for loan losses/nonperforming assets	68.38%	69.62%	66.17%	69.34%	65.80%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $14.1 million, $15.5 million, $15.4 million, $18.7 million, and $19.9 million at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, respectively.

[4]    Excludes Acquired Credit Impaired Loans totaling $16.4 million, $13.8 million, $13.1 million, $12.2 million, and $18.5 million at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, respectively.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Retail buildings	$5,876	$4,565	$4,598	$5,593	$5,631
Hotels/motels	1,315	1,324	1,336	1,342	7,632
Gas stations/car washes	829	835	840	845	—
Mixed-use facilities	895	1,111	1,117	1,124	775
Warehouses	5,449	5,512	5,575	5,635	5,698
Other [5]	34,337	37,490	39,294	33,445	34,538
Total	$48,701	$50,837	$52,760	$47,984	$54,274

[5] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Legacy
30 - 59 days	$3,580	$2,920	$4,488	$3,104	$4,380
60 - 89 days	1,100	1,427	1,510	1,678	2,874
Total delinquent loans less than 90 days past due - legacy	$4,680	$4,347	$5,998	$4,782	$7,254

Acquired
30 - 59 days	$3,451	$2,735	$1,456	$3,170	$2,382
60 - 89 days	1,168	345	47	39	147
Total delinquent loans less than 90 days past due - acquired	$4,619	$3,080	$1,503	$3,209	$2,529

Total delinquent loans less than 90 days past due	$9,299	$7,427	$7,501	$7,991	$9,783

Table Page 9

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Legacy
Real estate loans	$2,678	$2,047	$1,624	$2,179	$2,467
Commercial loans	1,866	2,215	1,441	1,676	4,737
Consumer loans	136	85	2,933	927	50
Total delinquent loans less than 90 days past due - legacy	$4,680	$4,347	$5,998	$4,782	$7,254

Acquired
Real estate loans	$3,761	$2,557	$1,189	$2,572	$2,335
Commercial loans	858	211	314	349	164
Consumer loans	—	312	—	288	30
Total delinquent loans less than 90 days past due - acquired	$4,619	$3,080	$1,503	$3,209	$2,529

Total delinquent loans less than 90 days past due	$9,299	$7,427	$7,501	$7,991	$9,783

NONACCRUAL LOANS BY TYPE:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Real estate loans	$24,055	$25,306	$26,123	$24,375	$23,361
Commercial loans	15,742	16,270	16,842	15,600	7,995
Consumer loans	805	822	583	826	1,090
Total nonaccrual loans	$40,602	$42,398	$43,548	$40,801	$32,446

CRITICIZED LOANS:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Legacy
Special mention	$168,289	$80,923	$87,025	$85,945	$116,267
Substandard	124,938	128,885	129,314	126,880	97,225
Doubtful	441	108	133	20	184
Loss	—	—	—	—	—
Total criticized loans - legacy	$293,668	$209,916	$216,472	$212,845	$213,676

Acquired
Special mention	$140,604	$19,447	$17,017	$18,241	$25,388
Substandard	131,398	67,261	71,954	74,482	79,774
Doubtful	2,624	2,603	1,997	2,194	1,537
Loss	(133)	—	—	—	—
Total criticized loans - acquired	$274,493	$89,311	$90,968	$94,917	$106,699

Total criticized loans	$568,161	$299,227	$307,440	$307,762	$320,375

Table Page 10